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                                  EXHIBIT 5.1
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            [FRESHMAN, MARANTZ, ORLANSKI, COOPER & KLEIN LETTERHEAD]




(310) 285-1629                                                      212.082651-4

                                 June 3, 1996



SEDA Specialty Packaging Corp.
2501 West Rosecrans Boulevard
Los Angeles, California 90059

        Re:  SEDA Specialty Packaging Corp.
             Registration Statement on Form S-4,
             SEC File No. 33-93248

Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (File No. 33-93248) of SEDA Specialty Packaging Corp. (the "Company"), together with Amendments thereto (the "Registration Statement"), with exhibits as filed in connection therewith and the form of a merger/proxy statement prospectus contained therein, which you have filed with the Securities and Exchange Commission ("SEC") in connection with the registration under the Securities Act of 1933, as amended, of 262,243 shares of Common Stock, $.001 par value per share (the "Common Stock"), of the Company (the Common Stock are the "Shares").

For purposes of this opinion, we have examined such matters of law and originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material, factual matters contained therein which were not independently established.

Based on the foregoing and on all other instruments, documents and matters examined for the rendering of this opinion, it is our opinion that, subject to effectiveness of the Registration Statement with the SEC and to registration or qualification under
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FRESHMAN, MARANTZ, ORLANSKI
       COOPER & KLEIN
     A LAW CORPORATION

SEDA Specialty Packaging Corp.
April 22, 1996
Page 2



the securities laws of the states in which the securities may be sold, upon the sale and issuance of the Shares in the manner referred to in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable shares of the Common Stock of the Company.


We express no opinion as to the applicability or effect of any laws, orders or judgments of any state of jurisdiction other than federal securities laws and the substantive laws of the State of Delaware. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.


We consent to the use of our name under the caption "Legal Matters" in the Prospectus, constituting part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.

By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                              Very truly yours,



                              /s/ Freshman, Marantz, Orlanski, Cooper & Klein
                              -----------------------------------------------
                                  Freshman, Marantz, Orlanski,
                                  Cooper & Klein